Exhibit 99.1

License and Distribution Agreement Amended

Adoption of Automated Testing for Galectin-3 by Reference Laboratories Expected to Expand

Waltham, Mass., November 30, 2015 – BG Medicine, Inc. (OTCQB: BGMD), the developer of the BGM Galectin-3® Test, today announced an amendment to its license and distribution agreement for Galectin-3.

Amendment to License and Distribution Agreement

In support of the commercialization of automated testing for galectin-3, BG Medicine (“BG Medicine” or the “Company”) and Abbott have amended their License and Distribution Agreement in regard to the product fees paid to BG Medicine by Abbott for galectin-3 tests sold by Abbott to reference laboratories, while retaining the previously negotiated product fee for the other customer segments.

“We believe that this modification to our agreement will open up a new customer segment for automated testing as well as expedite the transition for existing customers from manual to automated testing for galectin-3,” said Paul R. Sohmer, M.D., President and CEO of BG Medicine, Inc. “We expect that, as a result, the majority of revenues currently generated from sales of manual test kits will, over time, likely be replaced by product fees generated from the sale of the automated tests by our automated partners when their automated tests become available. This modification to our agreement further bolsters our efforts to accelerate adoption of galectin-3 testing.”

About BG Medicine

BG Medicine, Inc. (OTCQB:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s beliefs about the impact of the amendment, the anticipated transition by a significant subset of customers from manual to automated testing and corresponding changes to the composition of the Company’s revenue. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG

Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199